EXHIBIT 3.3

ROSS MILLER Secretary of State 204 North Carson Street, Suite 4 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Articles of Incorporation (PURSUANT TO NRS CHAPTER 78)
Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20120057458-84
Filing Date and Time 1/26/2010 4:10 PM
Entity Number E0624292010-3

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE FOR OFFICE USE ONLY

Certificate of Designation For
 Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1. Name of corporation: Quinko-Tek International, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to authority expressly granted and vested in the Board of Directors of the
Corporation (the -Board-) by the provisions of the Corporation's Certificate of Incorporation, as amended, ("Certificate of Incorporation-) the Board of adopted the following resolution on January 26, 2012 (1) authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, par value S.001 per share, (-Preferred Stock') and (ii) providing for the designations, preferences and relative, participating, optional or other rights, oldie first series of the preferred stock, par value $0.001 per share. of which shall consist of one (1) share and shall be designated as Series A Preferred Stock.

Certificate of Designation attached hereto as Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Ira Kroo
Signature of Officer

Filing Fee: $175.00

IMPORTANT; Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 34-09

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK OF
QUINKO-TEK INTERNATIONAL, INC.

Quinko-Tek International, Inc., a Nevada Corporation (the "Corporation"), DOES HEREBY CERTIFY:

Pursuant to authority expressly granted and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors adopted the following resolution on January 26, 2012 (i) authorizing a series of the Corporation's previously authorized 10,000,000 shares of preferred stock, $0.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of one (1) share of Series A Preferred Stock of the Corporation, as follows:

RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), a series of preferred stock of the Corporation be, and it hereby is, created out of the 10,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series A Preferred Stock (the "Series A Preferred Stock"), to consist of one (1) share, $0.001 par value per share, which shall have the following preferences, powers, designations and other special rights;

1.   Voting. The Holder of the Series A Preferred Stock shall be entitled to exercise the number of votes equal to the number of Exchangeable Shares that are issued and outstanding as of the record date, except for any Exchangeable Shares owned by any Subsidiary of the Corporation, as further described in the Voting and Exchange Trust Agreement. The holder of Series A Preferred Stock has equivalent voting rights to the holders of common shares in the Corporation ("Common Stock"), as if the holder of Series A Preferred Stock held the number of shares of Common Stock equal to the number of Exchange Shares issued and outstanding at that point in time.

(i)
The term "Exchangeable Shares" as used in this Certificate of Designation shall mean non-voting shares of a Subsidiary of the Corporation issued to a person or persons that have the right to be issued common shares in the capital of the Corporation on a one to one basis in exchange for the redemption or cancellation of each Exchangeable Share.

(ii)
The term "Subsidiary" as used in this Certificate of Designation shall mean, when used with reference to the Corporation, any corporation more than 50% of the outstanding stock of which is owned, directly or indirectly, by the Corporation, by one or more other Subsidiaries of the Corporation, or by the Corporation and one or more other Subsidiaries of the Corporation.

(iii)
The term "Support Agreement" as used in this Certificate of Designation shall mean, a support agreement to be entered into between the Corporation and its Subsidiaries prior to the issuance by any Subsidiary of the Corporation of any Exchangeable Shares, which will include the duty of the Corporation to issue common shares to owners of Exchangeable Shares on a one to one basis as the Exchangeable Shares are redeemed or otherwise cancelled in accordance with the terms of the individual Exchangeable Shares, as detailed in the Support Agreement attached as Schedule A hereto.

(iv)
The term "Trustee" as used in this Certificate of Designation shall mean the trustee chosen by the Corporation to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in the province of Ontario, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

(v)
The term "Voting and Exchange Trust Agreement" as used in this Certificate of Designation shall mean the agreement to be entered into between the Corporation, its Subsidiaries, and the Trustee, prior to the issuance by any Subsidiary of the Corporation of any Exchangeable Shares, the purpose of which will be to create a trust for the benefit of the registered holders of Exchangeable Shares that will enable the Trustee to exercise voting rights on behalf of the holders of Exchangeable Shares similar to those of holders of Common Stock, in accordance with the Voting and Exchange Trust Agreement and the provisions of the shares issued to the Trustee. A copy of the Voting and Exchange Trust Agreement is attached as Schedule B hereto.

2.         Dividends. The holder of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3.         Liquidation Preference. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holder of the Series A Preferred Stock then outstanding shall be not be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders any assets or property of the Corporation, and the Series A Preferred Stock shall be considered to have nominal value.

4.         Conversion into Common Stock. The Holder of the Series A Preferred Stock shall not have any rights to convert the Series A Preferred Stock into Common Stock.

5.         Redemption. As of the date that all Exchangeable Shares have been redeemed or otherwise cancelled in accordance with their terms, and Common Stock has been issued to the holders of Exchangeable Shares in accordance with the Support Agreement, the Corporation shall have the right to redeem the Series A Preferred Stock, in accordance with the terms of the Voting and Exchange Trust Agreement. The Corporation shall not otherwise have the right to unilaterally redeem or cancel the Series A Preferred Stock, or otherwise amend any of the conditions or voting rights associated with the Series A Preferred Stock, except as otherwise outlined in the Voting and Exchange Trust Agreement.

6.   Vote to Chaim the Terms of or Issue Additional Series A Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holder the Series A Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Preferred Stock, or (ii) any issuance of additional shares of Series A Preferred Stock, or (iii) any issuance of any shares in the capital of the Corporation that have equal or superior voting rights to those associated with the Series A Preferred Stock.

7.   Notices. In case at any time:

(i)	the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(ii)
there shall be any recapitalization, reorganization, reclassification, consolidation,merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an "Organic Change";

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the registered holder of the Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

8.           Record Owner.   The Corporation may deem the Trustee, who is the person in whose name shares of Series A Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designation to the extent of the sum or sums so paid or the conversion so made.

9.            Register. The Corporation shall maintain a transfer agent. which may be the transkr agent for the Common Stock or the Corporation itself, for the registration of the Series A Preferred Stock. Upon any -transfer of shares of Series A Preferred Stock in accordance with the provisions hereof. the Corporation shall register or cause the transfer agent to register such transfer on the stock register.

IN WITNESS WHEREOF. Ira Kroo, Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designation on January 26, 2012.

/s/ Ira Kroo
IRA KROO

SCHEDULE A
Support Agreement

SCHEDULE B
Voting and Exchange Trust Agreement